EXHIBIT 4.1

VERY SHORT TERM DEFERRAL

CONSENT OF HOLDER OF 15% SECURED CONVERTIBLE PROMISSORY NOTES DATED JANUARY 13, 2006 AND/OR DATED JANUARY 22, 2007 TO DEFER PAYMENTS UNTIL AUGUST 31, 2007

The undersigned Holder hereby consents to have Matritech, Inc. defer to August 31, 2007 all payments due to the Holder on August 13, 2007 with respect to the 15% Secured Convertible Promissory Notes dated January 13, 2006 and the Series B 15% Secured Convertible Promissory Notes dated January 22, 2007.

Holder: ______________________

By:_________________________
Name:_______________________
Title:________________________
Date:________________________